  As filed with the Securities and Exchange Commission on September 30, 1998
                                                      Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            SILVERLEAF RESORTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 TEXAS                                      75-2259890
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                    Identification No.)


    1221 RIVERBEND DRIVE, SUITE 120
             DALLAS, TEXAS
             (214) 631-1166                                   75247
(Address of Principal Executive Offices)                    (Zip Code)




              1997 STOCK OPTION PLAN FOR SILVERLEAF RESORTS, INC.
                            (Full title of the plan)



                                                           Copy to:
              ROBERT E. MEAD                         DAVID N. REED, ESQ.
         CHIEF EXECUTIVE OFFICER                MEADOWS, OWENS, COLLIER, REED,
         SILVERLEAF RESORTS, INC.                    COUSINS & BLAU, LLP
     1221 Riverbend Drive, Suite 120             901 Main Street, Suite 3700
           Dallas, Texas  75247                   Dallas, Texas  75202-3792
              (214) 631-1166                            (214) 744-3700
   (Name, address, including zip code,
and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE


    Title of each class                                Proposed maximum          Proposed maximum
    of securities to be      Amount of shares to      offering price per        aggregate offering           Amount of
        registered              be registered              share (1)                price (1)            registration fee (1)
       Common Stock,                   1,600,000            $10.125                $16,200,000                 $4,909
      $0.01 par value

(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported in the consolidated reporting system on September 24, 1998, a date within five business days prior to the date of filing of the registration statement.

                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS

                                EXPLANATORY NOTE

         The information called for by Item 1 and Item 2 of Part I of Form S-8 is included in the description of the 1997 Stock Option Plan for Silverleaf Resorts, Inc., as amended (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Form S-8. However, included herein is a prospectus (the "Reoffer Prospectus") to be used by certain selling shareholders in connection with the reoffer and resale of shares of common stock, par value $0.01 per share, of Silverleaf Resorts, Inc. ("Silverleaf") acquired pursuant to the Plan. Such Reoffer Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8. The Reoffer Prospectus (as supplemented from time to time) may be used for reoffers or resales of Silverleaf common stock acquired by an "affiliate" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of options under the Plan.

REOFFER PROSPECTUS

                                1,600,000 SHARES

                            SILVERLEAF RESORTS, INC.

                                  Common Stock


                        ------------------------------


         This Reoffer Prospectus (the "Prospectus") relates to the resale of up to 1,600,000 shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock") of Silverleaf Resorts Inc. ("Silverleaf" or the "Company"), which may in the future be issued pursuant to the 1997 Stock Option Plan for Silverleaf Resorts, Inc. (the "Plan") and may be offered and sold from time to time by persons who may be deemed to be affiliates of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders".

         The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, sales by the Selling Shareholders may be made separately through one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange (the "NYSE"), or in sales occurring in the public market off the NYSE, in negotiated transactions, or in a combination of such transactions. Each sale may be at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent. Upon any sale of the Shares offered hereby, the Selling Shareholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1993, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

         The Common Stock is traded on the NYSE under the symbol "SVR." On September 24, 1998, the last reported sale price of the Common Stock as reported on the NYSE was $10.125 per share. The Company will pay all expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts or commissions, brokers' fees and the fees of any counsel to the Selling Shareholders.

         Prospective Investors should carefully consider the matters set forth under the caption "Risk Factors" on page 3 of this Prospectus.

                                   ---------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

              The date of this Prospectus is September 30, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Company's Common Stock is quoted on the NYSE. Copies of such reports and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the securities issuable pursuant to the Plan offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus the following documents and information heretofore filed with the Commission:

         (i) the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997,

         (ii) the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997,

         (iii) the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997,

         (iv) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998,

         (v) the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998,

         (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 001-13003), filed May 16, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to the Secretary of the Company at 1221 Riverbend, Suite 120, Dallas, Texas 75247, telephone (214) 631-1166.

                                  THE COMPANY

         The Company is a leading developer, marketer, and operator of "drive-to" timeshare resorts. Silverleaf currently owns and operates eight "drive-to" resorts in Texas, Missouri, Illinois and Massachusetts (the "Drive-to Resorts"). Additionally, Silverleaf has acquired two sites near Kansas City, Missouri and Atlanta, Georgia for development as new Drive-to Resorts and has acquired the timeshare management rights and certain unsold Vacation Intervals at eight existing resorts in Alabama, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee and Texas. Silverleaf also owns two "destination" resorts in Missouri (the "Destination Resorts"), and has recently acquired sites in Las Vegas, Nevada and Galveston, Texas, for development as two new destination resorts (the "New Resorts"). The Drive-to Resorts are designated to appeal to value conscious vacationers seeking comfortable and affordable accommodations in locations convenient to their residences and are located proximate to major metropolitan areas (currently Dallas-Fort Worth, Houston, San Antonio-Austin, St. Louis, Chicago, Boston and the greater New York City area). Silverleaf locates its Drive-to Resorts near principal market areas to facilitate more frequent "short stay" getaways, which it believes is a growing vacation trend. Silverleaf's Destination Resorts, which are located in the popular resort area of Branson, Missouri, offer Silverleaf customers the opportunity to upgrade into a higher quality resort area as their lifestyles and travel budgets permit. Both the Drive-to Resorts and the Destination Resorts are in rustic areas and provide a quite, relaxing vacation environment. The New Resorts are in popular destination resort areas which are accessible to Silverleaf's customers and complement Silverleaf's strategy of offering its existing customers attractive upgrade opportunities. Silverleaf believes its resorts offer its customers an economical alternative to commercial vacation lodging.

         Silverleaf's operations presently include (i) developing and acquiring timeshare resorts; (ii) marketing and selling one-week annual and biennial vacation intervals ("Vacation Intervals") to prospective first-time owners;
(iii) marketing and selling upgraded Vacation Intervals to existing owners of Silverleaf Vacation Intervals; (iv) providing financing for the purchase of Vacation Intervals; and operating timeshare resorts.

         The Company's principal executive offices are located at 1221 Riverbend, Suite 120, Dallas, Texas 75247, and its telephone number is (214) 631-1166.

                                  RISK FACTORS

         In addition to the other information contained in, or incorporated by reference into, this Prospectus, prospective purchasers in this offering should carefully consider the following factors relating to the Company and its business when evaluating an investment in the shares offered hereby.

SENSITIVITY OF CUSTOMERS TO GENERAL ECONOMIC CONDITIONS

         The Company targets value-conscious customers and approximately two-thirds of the Company's customers have annual household incomes of less than $50,000. These customers are generally more vulnerable to deteriorating economic conditions than consumers in the luxury or upscale markets. Any economic downturn could depress spending for Vacation Intervals, limit the availability or increase the cost of financing for the Company and its customers and adversely affect the collectibility of the Company's loans to Vacation Interval buyers.

BORROWER DEFAULTS

         The Company offers financing to the buyers of Vacation Intervals at the Company's resorts. These buyers make a down payment of at least 10% of the purchase price and deliver a promissory note to the Company for the balance; the promissory notes generally bear interest at a fixed rate, are payable over a seven year period and are secured by a first mortgage on the Vacation Interval. The Company bears the risk of defaults on these promissory notes, and this risk is heightened as the Company generally does not verify the credit history of its customers and will provide financing if the customer is presently employed and meets certain household income criteria. At June 30, 1998, the Company had Vacation Interval customer notes receivable in the principal amount of $143.2 million and notes unrelated to Vacation Intervals in the principal amount of $9.0 million, was contingently liable with respect to approximately $1.4 million principal amount of customer notes sold with recourse, and had allowances for uncollectible notes and future customer returns of approximately $20.3 million. There can be no assurance that such allowances are adequate.

REGULATION OF MARKETING AND SALES OF VACATION INTERVALS AND RELATED LAWS

         The Company's marketing and sales of Vacation Intervals and other operations are subject to extensive regulation by the federal government and the states and jurisdictions in which the Existing Resorts and New Resorts are located and in which Vacation Intervals are marketed and sold. The laws of most states require the Company to file a detailed offering statement and supporting documents with a designated state authority, which describe the Company, the project and the promotion and sale of Vacation Intervals. The offering statement must be approved by the appropriate state agency before the Company may solicit residents of such state. There are also laws in each state where the Company currently sells Vacation Intervals which grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within three to five calendar days following the date the contract was signed by the purchaser. Most states have additional laws which regulate the Company's activities and protect purchasers, such as real estate licensure laws; travel sales licensure laws; anti-fraud laws; consumer protection laws; telemarketing laws; prize, gift and sweepstakes laws; and other related laws.

         The Company believes it is in material compliance with federal, state and local laws and regulations to which it is currently subject relating to the sale and marketing of Vacation Intervals. However, the Company is normally and currently the subject of a number of consumer complaints generally relating to marketing or sales practices filed with relevant authorities, and there can be no assurance that all of these complaints can be resolved without adverse regulatory actions or other consequences. The Company expects some level of consumer complaints in the ordinary course of its business as the Company aggressively markets and sells Vacation Intervals in the value segment of the timeshare industry, which may include individuals who are less financially sophisticated than more affluent customers. There can be no assurance that the costs of resolving consumer complaints or of qualifying under Vacation Interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant, that the Company is in material compliance with applicable federal, state and local laws and regulations, or that violations of law will not have adverse implications for the Company, including negative public relations, potential litigation and regulatory sanctions. The expense, negative publicity and potential sanctions associated with the failure to comply with applicable laws or regulations could have a material adverse effect on the Company's results of operations, liquidity and financial position. Further, there can be no assurance that either the federal government or states having jurisdiction over the Company's business will not adopt additional regulations or take other actions which would adversely affect the Company's results of operations, liquidity and financial position.

         In early 1997, the Company was the subject of some consumer complaints which triggered governmental investigations into the Company's affairs. In March 1997, the Company entered into an Assurance of Voluntary Compliance with the Texas Attorney General, in which the Company agreed to make additional disclosure to purchasers of Vacation Intervals regarding the limited availability of its Endless Escape program during certain periods. The Company paid $15,200 for investigatory costs and attorneys' fees of the Attorney General in connection with this matter. Also, in March 1997, the Company entered into an agreed order (the "Agreed Order") with the Texas Real Estate Commission requiring the Company to comply with certain aspects of the Texas Timeshare Act, Texas Real Estate License Act and Rules of the Texas Real Estate Commission, with which it had allegedly been in non-compliance until mid-1995. The allegations included (i) the Company's admitted failure to register the Missouri Destination Resorts in Texas (due to its misunderstanding of the reach of the Texas Timeshare Act); (ii) payment of referral fees for Vacation Interval sales, the receipt of which was improper on the part of the recipients; and (iii) miscellaneous other actions alleged to violate the Texas Timeshare Act, which the Company denied. While the Agreed Order acknowledged that the Company independently resolved ten consumer complaints referenced in the Agreed Order, discontinued the practices complained of, and registered the Destination Resorts during 1995 and 1996, the Texas Real Estate Commission ordered the Company to cease its discontinued practices and enhance its disclosure to purchase of Vacation Intervals. In the Agreed Order, the Company agreed to make a voluntary donation of $30,000 to the State of Texas. The Agreed Order also directed the Company to revise its training manual for timeshare salespersons and verification officers. While the Agreed Order resolved all of the alleged violations contained in complaints received by the Texas Real Estate Commission through December 31, 1996, the Company has encountered and expects to encounter some level of additional consumer complaints in the ordinary course of its business.

EXPANSION INTO NEW GEOGRAPHIC AREAS

         Prior to August 1997, all of the Company's operating resorts and substantially all of its customers and borrowers were located in Texas and Missouri. Since August 1997, the Company has acquired the Fox River Resort in Illinois, the Timber Creek Resort near St. Louis, Missouri, the Oak N' Spruce Resort in Massachusetts, undeveloped beachfront property in Galveston, Texas, an undeveloped parcel in Las Vegas, Nevada, and undeveloped parcels of land near Kansas City, Missouri and Atlanta, Georgia. Additionally, the Company recently acquired timeshare management rights and unsold Vacation Intervals at eight existing resorts in Alabama, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee and Texas. The recent expansion into new geographic areas outside of Texas and Missouri poses new risks because the Company does not possess the same level of familiarity with and experience in these markets as it possesses with respect to its historical markets in Missouri and Texas, which could adversely affect the Company's ability to develop and operate timeshare resorts and sell Vacation Intervals in these new markets. Such expansion also requires the Company to comply with the laws and regulations of numerous additional jurisdictions where the Company currently markets or will market its Vacation Intervals. Additionally, the Company is subject to and will become subject to zoning and land use laws of additional state and local jurisdictions. There is no assurance the Company can comply with all of these requirements economically or at all. All of the above risks associated with the Company's entrance into the new geographic areas could have a material adverse effect on the Company's results of operations, liquidity and financial position.

RAPID GROWTH

         The Company has experienced rapid growth which could place a strain on the company's management, employees and systems. Prior to August 1997, the Company owned and operated seven resorts. Since then, the Company has acquired three resorts and sites for two new Destination Resorts, two new Drive-to Resorts and management rights with respect to eight timeshare resorts. As the Company's business develops and expands, the Company will require additional management and employees, and will need to implement enhanced operational and financial systems. There can be no assurance that the Company will successfully hire, retain, integrate and utilize management and employees and implement and maintain such operational and financial systems. Failure to hire, retain and integrate management and employees or implement such systems successfully could have a material adverse effect on the Company's results of operations, liquidity and financial position.

CONCENTRATION IN TIMESHARE INDUSTRY

         Because the Company's operations are conducted solely within the timeshare industry, any adverse changes affecting the timeshare industry such as an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, a decrease in popularity of any of the Company's resorts with consumers, changes in governmental regulations or taxation of the timeshare industry, as well as negative publicity about the timeshare industry could have a material adverse effect on the Company's results of operations, liquidity and financial position.

COMPETITION

         The timeshare industry is highly fragmented and includes a large number of local and regional resort developers and operators. However, some of the world's most recognized lodging, hospitality and entertainment companies have entered the industry. Other companies in the timeshare industry which are, or are subsidiaries of public companies with enhanced access to capital and other resources, are Signature Resorts, Inc., Fairfield Communities, Inc., Vacation Break USA, Inc., Vistana, Inc., Ramada Vacation Suites and TrendWest Resorts, Inc.

         The Company believes these competitors generally target consumers with slightly higher annual incomes than the Company's target market. The Company's competitors may possess significantly greater financial, marketing, personnel and other resources than the Company, and there can be no assurance that such competitors will not significantly reduce the price of their Vacation Intervals or offer greater convenience, services or amenities than the Company. While the Company's principal competitors are developers of timeshare resorts, the Company is also subject to competition from other entities engaged in the commercial lodging business, including condominiums, hotels and motels, others engaged in the leisure business and, to a lesser extent, from campgrounds, recreational vehicles, tour packages and second home sales. A reduction in the product costs associated with any of these competitors, or an increase in the Company's costs relative to such competitors' costs, could have a material adverse effect on the Company's results of operations, liquidity and financial position.

DEVELOPMENT, CONSTRUCTION AND PROPERTY ACQUISITION ACTIVITIES

         The Company intends to develop and continue the expansion of the Existing Resorts, to develop the New Resorts, and to selectively acquire and develop other resorts. Acquiring and developing resorts places substantial demands on the Company's liquidity and capital resources, as well as on its personnel and administrative capabilities. Risks associated with the Company's development and construction activities include the following: construction costs or delays at a property may exceed original estimates, possibly making the expansion or development uneconomical or unprofitable; sales of Vacation Intervals at a newly completed property may not be sufficient to make the property profitable; the Company has expanded and will continue to expand into new geographic areas in which it has no operating history and there is no assurance the Company will be successful at such locations; and financing may be unavailable or may not be available on favorable terms for development of or the continued sales of Vacation Intervals at a property. There can be no assurance the Company will develop and expand the Existing Resorts, develop the New Resorts or acquire and develop other resorts.

         In addition, the Company's development and construction activities, as well as its ownership and management of real estate, are subject to comprehensive federal, state and local laws regulating such matters as environmental and health concerns, protection of endangered species, water supplies, zoning, land development, land use, building design and construction, marketing and sales and other matters. Such laws and difficulties in obtaining, or failing to obtain, the requisite licenses, permits, allocations, authorizations and other entitlements pursuant to such laws could impact the development, completion and sale of the Company's projects.

         Most of the Company's resorts are located in rustic areas, often requiring the Company to provide public utility water and sanitation services in order to proceed with development. Such activities are subject to permission and regulation by governmental agencies, the denial or conditioning of which could limit or preclude development. Operation of the utilities also subjects the Company to risk of liability in connection with both the quality of fresh water provided and the treatment and discharge of waste-water.

         While the Company's construction activities typically are performed by third-party contractors whose performance cannot be assured by the Company, construction claims may be asserted against the Company for construction defects and such claims may give rise to liabilities. Certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property.

POSSIBLE ENVIRONMENTAL LIABILITIES

         Under various federal, state and local laws, ordinances and regulations, as well as common law, the owner or operator of real property generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or lease a property or to borrow money using such real property as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property. Further, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from violations of environmental regulations or from contamination associated with the site. Phase I environmental reports (which typically involve inspection without soil sampling or ground water analysis) were prepared in 1994 by independent environmental consultants for several of the Existing Resorts, and more recent Phase I environmental reports have been obtained for each of the remaining resorts. The reports did not reveal, nor is the Company aware of, any environmental liability that would have a material adverse effect on the Company's results of operations, liquidity or financial. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to the Company.

         The Company believes that it is in compliance in all material respects with federal, state and local ordinances and regulations regarding hazardous or toxic substances.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

                                DIVIDEND POLICY

         The Company has not paid cash dividends on the Common Stock in the past and does not expect to pay any cash dividends on the common stock in the foreseeable future. The Company instead intends to retain its earnings to support the operations and growth of its business. Any future cash dividends would depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the offer and sale by the Selling Shareholders of an aggregate of up to 1,600,000 Shares issued under the Plan to the Selling Shareholders. Information related to the Selling Shareholders will be provided by supplement to this Prospectus.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or otherwise disposed of from time to time by any of the Selling Shareholders in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or from the purchasers of the Shares for whom they may act as agent, (iv) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (v) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vi) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and
(vii) an exchange distribution in accordance with the rules of such exchange, or in transactions in the over the counter market including, without limitation, the Nasdaq National Market System. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under rule 144 rather than pursuant to this Prospectus.

         The Company will pay all of the expenses incident to the offering hereby and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Shareholders related thereto.

                                 LEGAL MATTERS

         Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Meadows, Owens, Collier, Reed, Cousins, & Blau, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of Silverleaf Resorts, Inc. included in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          FORWARD-LOOKING INFORMATION

         Certain statements contained in this Prospectus (including the documents incorporated by reference herein) which are not historical facts are forward-looking statements that relate to future events or the future financial performance of the Company. In evaluating such statements, prospective investors should specifically consider the various matters set forth herein under the caption "Risk Factors", as well as other risks detailed in the documents incorporated by reference herein, which would cause actual results to differ materially from those indicated in such forward-looking statements.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                   ---------

                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Incorporation of Certain
  Documents by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Forward-Looking Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


                                1,600,000 SHARES





                            SILVERLEAF RESORTS, INC.





                                  COMMON STOCK





                                    --------


                              P R O S P E C T U S


                                    --------





                               September 30, 1998

                                    PART II
                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Silverleaf Resorts, Inc., a Texas corporation (the "Company" and the "Registrant"), are incorporated as of their respective dates in this Registration Statement by reference:

         (a) The Registrant's final prospectus filed under Rule 424(b) on April 2, 1998, used in connection with the Company's public offering of its common stock, par value $.01 per share (the "Common Stock"),(File No. 333-47423 filed with the Commission on March 6, 1998);

         (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on May 16, 1997; and

         (c) The Registrant's Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K for the fiscal year ended December 31, 1997;

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted by law. The Texas Business Corporation Act ("TBCA") presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except for (i) a breach of the duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that is a breach of a duty to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction in which the director or officer received an improper benefit, or (iv) other statutory exceptions. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties the fullest extent permitted from time to time by law. The TBCA presently permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party only if (i) the indemnified party conducted himself in good faith, (ii) if a director, his conduct was in the corporation's best interest, or, if not a director, his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the indemnified party had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, if the director or officer has been adjudged to be liable to the corporation or is found liable on the basis that personal benefit was improperly received, indemnification (1) is limited to reasonable expenses actually incurred by such person in the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of any proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not itself determinative that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

         The Company has obtained a directors and officers liability insurance policy with total coverage in the aggregate amount of ten million dollars. The directors and officers liability policy insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and/or officers of the Company, (ii) the Company to the extent that it has indemnified the directors and officers for such loss, and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


Item 8.  EXHIBITS

         5.1     Opinion of Meadows, Owens, Collier, Reed, Cousins & Blau,
                 L.L.P.

         10.1 1997 Stock Option Plan for Silverleaf Resorts, Inc. (incorporated by reference to Exhibit 10.3 filed with the Registrant's Registration Statement on Form S-1, File No. 333-24273)

         10.2 First Amendment to 1997 Stock Option Plan for Silverleaf Resorts, Inc. (incorporated by reference to Exhibit 4.1 filed with the Registrant's quarterly report on Form 10-Q for the period ended June 30, 1998).

         23.1 Consent of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. (included as part of Exhibit 5.1)

         23.2    Consent of Deloitte & Touche LLP

         24.1    Power of Attorney (included on page II-4)


Item 9.  UNDERTAKINGS

         (d)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information included in a post-effective amendment by those paragraphs contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30 day of September, 1998.

                                   SILVERLEAF RESORTS, INC.


                                   By: /s/ ROBERT E. MEAD
                                      -----------------------------------------
                                        Robert E. Mead, Chief Executive Officer


                       POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Robert E. Mead as attorney-in-fact, with full power of substitution, to sign on his behalf, individually and in such capacity stated below, and to file any amendments, including post-effective amendments or supplements to this Registration Statement.


SIGNATURE                                                 TITLE                                                 DATE
 /s/ ROBERT E. MEAD                             Chairman of the Board and                            September 30, 1998
----------------------------------               Chief Executive Officer
Robert E. Mead                                (Principal Executive Officer)




 /s/ SHARON K. BRAYFIELD                         Director and President                              September 30, 1998
----------------------------------
Sharon K. Brayfield



 /s/ HARRY J. WHITE, JR.                         Chief Financial Officer                             September 30, 1998
----------------------------------                    and Treasurer
Harry J. White, Jr.                    (Principal Financial and Accounting Officer)




 /s/ MICHAEL A. JENKINS                                  Director                                    September 30, 1998
----------------------------------
Michael A. Jenkins



 /s/ STUART MARSHALL BLOCH                               Director                                    September 30, 1998
----------------------------------
Stuart Marshall Bloch



 /s/ JAMES B. FRANCIS, JR.                               Director                                    September 30, 1998
----------------------------------
James B. Francis, Jr.

                               INDEX TO EXHIBITS

EXHIBIT
5.1      Opinion of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P.

10.1     1997 Stock Option Plan for Silverleaf Resorts, Inc. (incorporated by reference to Exhibit 10.3 filed with
         Registrant's Registration Statement on Form S-1, File No. 333 - 24273)

10.2     First Amendment to 1997 Stock Option Plan for Silverleaf Resorts, Inc. (incorporated by reference to
         Exhibit 4.1 filed with the Registrant's quarterly report on Form 10-Q for the period ended June 30, 1998)

23.1     Consent of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. (included in Exhibit 5.1)

23.2     Consent of Deloitte & Touche LLP

24.1     Power of Attorney (included as a part of Exhibit 5.1 hereof).